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                                                                     EXHIBIT 4.8

Loan No.:  26-5950580                                          Boulder, Colorado
                                                                 Homewood Suites


                        CONSENT AND AGREEMENT OF MANAGER
                        --------------------------------


     PROMUS HOTELS, INC., a Delaware corporation ("Manager"), acknowledges an assignment of documents contained in that certain Deed of Trust and Security Agreement (the "Deed of Trust") to be executed and delivered by APPLE SUITES SPE III, INC., a Virginia corporation ("Borrower") to FIRST UNION NATIONAL BANK, a national banking association ("Lender"), in connection with that certain loan (the "Loan") of TEN MILLION SEVEN HUNDRED THOUSAND and No/100 Dollars ($10,700,000) being made by Lender to Borrower to finance certain real property and improvements located at 4950 Baseline Road, Boulder, Colorado 80303 and more particularly described in the Deed of Trust (the "Premises").

     APPLE SUITES MANAGEMENT INC., a Virginia corporation and an affiliate of Borrower ("Owner"), is the master lessee of the Premises pursuant to that certain Amended and Restated Hotel Lease Agreement between Borrower and Owner dated June 30, 2000 (the "Master Lease").

     Manager has agreed to perform or supply certain services to Owner in connection with the management of the Premises pursuant to that certain Management Agreement dated as of June 30, 2000 (the "Contract") attached hereto. Manager does hereby (a) warrant and represent that the Contract contains all agreements between Manager and Owner relating to property management of the Premises; (b) acknowledge and consent to the assignment of the Contract by Owner for the benefit of Borrower and to any further assignment thereof by Lender; (c) warrant and represent that as of the date hereof, to Manager's knowledge no default exists under the terms of any agreement between Owner and Manager; and
(d) acknowledge that as of the date hereof, to Manager's knowledge Owner has satisfied all conditions precedent to commencement of performance by Manager under the Contract.

     Manager does hereby agree that: (i) upon an Event of Default (as defined in the Deed of Trust) by Borrower under the terms of the "Loan Documents" (as defined in the Deed of Trust), Manager shall, upon receipt of written notice and demand of Lender, continue performance on behalf of Lender provided that Manager is reimbursed for such performance rendered thereafter on behalf of Lender in accordance with the Contract; and (ii) in the event of any default by Borrower under the Contract, Manager shall deliver to Lender, by certified United States mail, postage prepaid, return receipt requested, addressed to FIRST UNION NATIONAL BANK, One First Union Center, 301 South College Street, Mailcode NC0166, Charlotte, North Carolina 28288, Attention: Contract Finance, a copy of the written notice delivered to Owner in accordance with the Contract, and Lender shall have a reasonable time (but in no event less than thirty days after receipt of such notice) within which Lender shall have the right, but not the obligation, to cure such default, and the delivery of such notice of default and the failure of
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Lender to cure the same within such time allowed shall be conditions precedent to the exercise of any right or remedy of Manager arising by reason of such default; and (iii) Manager shall not enter into any material modification of, or material addition to, the Contract without the prior written consent of Lender; and (iv) in the event of either (a) any material default by Borrower under the terms of the Loan Documents and the taking of control of the Premises by Lender or (b) the foreclosure of the Deed of Trust or transfer of title to the Premises by conveyance in lieu thereof, then, the Contract shall be terminable at the option of Lender upon thirty days' notice. Manager represents that it is looking solely to Owner, and not to Lender, for payment under the Contract, except as provided in Clause (i) above or except for payments incurred after Lender elects not to terminate the Contract when entitled to do so. Lender acknowledges that upon an Event of Default under the Contract, Manager shall be entitled to receive from Owner all fees commissions or other amounts payable to Manager under the Contract, including without limitation, its Management Fee (as defined in the Contract).

     Manager agrees that, notwithstanding any terms of the Contract to the contrary, if Borrower (or any of Borrower's successors or assigns including Lender in the event Lender controls or forecloses upon the Property) terminates the Master Lease, Manager shall recognize and treat Borrower as the Owner of the Premises and the Contract shall remain in full force and effect thereafter but subject to the terms of the preceding paragraph.

     At such time as the Loan is paid in full and the Deed of Trust is released of record, this Consent and Agreement of Manager and all of Lender's right, title and interest with respect to the Contract shall terminate.

     Lender may sell, transfer and deliver the Loan Documents to one or more investors in the secondary Deed of Trust market. In connection with such sale, Lender may retain or assign responsibility for servicing the debt secured by the Deed of Trust or may delegate some or all of such responsibility or obligations to a servicer, including, but not limited to, any subservicer or master servicer, on behalf of the investors.

     This Consent and Agreement of Manager is given by Manager for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Manager, and is intended to induce Lender to make the Loan to Borrower.


            [THE BALANCE OF THIS PAGE WAS LEFT BLANK INTENTIONALLY]



     WITNESS the hand and seal of Manager, as of June 1st, 2001.



                              PROMUS HOTELS, INC., a
                              Delaware corporation

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                              By:  /s/ Thomas P. Powell
                                   -----------------------------
                              Name:   Thomas P. Powell
                                     ---------------------------
                              Title:   Vice President
                                     ---------------------------

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